Exhibit 1.1

Execution Version

KNOT OFFSHORE PARTNERS LP

2,500,000 Common Units

Representing Limited Partner Interests

UNDERWRITING AGREEMENT

New York, New York

January 4, 2017

Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

Ladies and Gentlemen:

KNOT Offshore Partners LP, a limited partnership organized under the laws of the Republic of the Marshall Islands (the “Partnership”), proposes to sell to Barclays Capital Inc. (the “Underwriter”), 2,500,000 common units (the “Firm Units”), each representing a limited partner interest in the Partnership (the “Common Units”). The Partnership also proposes to grant to the Underwriter an option to purchase up to 375,000 additional Common Units (the “Option Units”) on the terms and for the purposes set forth in Section 2. The Firm Units and the Option Units are hereinafter collectively called the “Units.” Any reference herein to the Registration Statement, the Base Prospectus, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 6 of Form F-3, which were filed under the Exchange Act on or before the Effective Date of the Registration Statement or the issue date of the Base Prospectus, the Preliminary Prospectus or the Prospectus, as the case may be; and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Base Prospectus, the Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act after the Effective Date of the Registration Statement or the issue date of the Base Prospectus, any Preliminary Prospectus or the Prospectus, as the case may be, deemed to be incorporated therein by reference. Certain terms used herein and not otherwise defined are defined in Section 19 hereof.

KNOT Offshore Partners GP LLC, a limited liability company organized under the laws of the Republic of the Marshall Islands (the “General Partner”), serves as the sole general partner of the Partnership. KNOT Offshore Partners UK LLC, a limited liability company organized under the laws of the Republic of the Marshall Islands (“KNOT UK”), is a wholly owned direct subsidiary of the Partnership. KNOT UK owns, directly, a 100% ownership interest in KNOT Shuttle Tankers AS, a company organized under the laws of Norway (“KNOT Shuttle Tankers”).

KNOT Shuttle Tankers owns:

(1) 100% of KNOT Shuttle Tankers 12 AS, a company organized under the laws of Norway (“KNOT Shuttle Tankers 12”), which owns the 90% limited partner interests in Knutsen Shuttle Tankers XII KS, a limited partnership organized under the laws of Norway (“Knutsen Shuttle Tankers XII”);

(2) 100% of Knutsen Shuttle Tankers XII AS, a company organized under the laws of Norway (“Knutsen Shuttle Tankers XII GP”), the sole general partner of Knutsen Shuttle Tankers XII and the owner of the 10% general partner interest in Knutsen Shuttle Tankers XII;

(3) 100% (indirect ownership through KNOT Shuttle Tankers 12 and Knutsen Shuttle Tankers XII GP) of Knutsen Shuttle Tankers XII, which owns 100% of each of the Recife Knutsen and the Fortaleza Knutsen;

(4) 100% of KNOT Shuttle Tankers 17 AS, a company organized under the laws of Norway (“KNOT Shuttle Tankers 17”), which owns 100% of the Bodil Knutsen;

(5) 100% of KNOT Shuttle Tankers 18 AS, a company organized under the laws of Norway (“KNOT Shuttle Tankers 18”), which owns 100% of the Windsor Knutsen;

(6) 100% of Knutsen Shuttle Tankers 13 AS, a company organized under the laws of Norway (“Knutsen Shuttle Tankers 13”), which owns 100% of the Carmen Knutsen;

(7) 100% of Knutsen Shuttle Tankers 14 AS, a company organized under the laws of Norway (“Knutsen Shuttle Tankers 14”), which owns 100% of the Hilda Knutsen;

(8) 100% of Knutsen Shuttle Tankers 15 AS, a company organized under the laws of Norway (“Knutsen Shuttle Tankers 15”), which owns 100% of the Torill Knutsen;

(9) 100% of KNOT Shuttle Tankers 20 AS, a company organized under the laws of Norway (“KNOT Shuttle Tankers 20”), which owns 100% of the Dan Cisne;

(10) 100% of KNOT Shuttle Tankers 21 AS, a company organized under the laws of Norway (“KNOT Shuttle Tankers 21”), which owns 100% of the Dan Sabia;

(11) 100% of Knutsen NYK Shuttle Tankers 16 AS, a company organized under the laws of Norway (“Knutsen NYK Shuttle Tankers 16”), which owns 100% of the Ingrid Knutsen; and

(12) 100% of Knutsen Shuttle Tankers 19 AS, a company organized under the laws of Norway (“Knutsen Shuttle Tankers 19”), which owns 100% of the Raquel Knutsen;

The Recife Knutsen, the Fortaleza Knutsen, the Carmen Knutsen, the Bodil Knutsen, the Windsor Knutsen, the Hilda Knutsen, the Torill Knutsen, the Dan Cisne, the Dan Sabia, the Ingrid Knutsen and the Raquel Knutsen are hereinafter collectively referred to as the “Vessels.” In addition, KNOT Shuttle Tankers 12, Knutsen Shuttle Tankers XII GP, Knutsen Shuttle Tankers XII, KNOT Shuttle Tankers 17, KNOT Shuttle Tankers 18, Knutsen Shuttle Tankers 13, Knutsen Shuttle Tankers 14, Knutsen Shuttle Tankers 15, KNOT Shuttle Tankers 20, KNOT Shuttle Tankers 21, Knutsen NYK Shuttle Tankers 16 and Knutsen Shuttle Tankers 19 are hereinafter collectively referred to as the “Operating Subsidiaries.”

The Partnership, the General Partner, KNOT UK and KNOT Shuttle Tankers are hereinafter collectively referred to as the “Partnership Parties,” and together with the Operating Subsidiaries, the “Partnership Entities.”

This is to confirm the agreement among the Partnership Parties and the Underwriter concerning the purchase of the Units from the Partnership by the Underwriter.

1. Representations and Warranties. Each of the Partnership Parties, jointly and severally, represents and warrants to, and agrees with, the Underwriter as set forth below in this Section 1.

a) Registration. The Partnership meets the requirements for use of Form F-3 under the Act and has prepared and filed with the Commission a registration statement (File Number 333-195976) on Form F-3, including a related Base Prospectus, for registration under the Act of the offering and sale of the Units. Such Registration Statement, including any amendments thereto filed prior to the Execution Time, has become effective. The Partnership may have filed with the Commission, as part of an amendment to the Registration Statement or pursuant to Rule 424(b), one or more preliminary prospectus supplements relating to the Units, each of which has previously been furnished to the Underwriter. The Partnership will file with the Commission a final prospectus supplement relating to the Units in accordance with Rule 424(b). As filed, such final prospectus supplement shall contain all information required by the Act and the rules thereunder, and, except to the extent the Underwriter shall agree in writing to a modification, shall be in all substantive respects in the form furnished to the Underwriter prior to the Execution Time or, to the extent not completed at the Execution Time, shall contain only such specific additional information and other changes (beyond that contained in the Base Prospectus and any Preliminary Prospectus) as the Partnership has advised the Underwriter, prior to the Execution Time, will be included or made therein. The Registration Statement, at the Execution Time, meets the requirements set forth in Rule 415(a)(1)(x). The initial Effective Date of the Registration Statement was not earlier than the date three years before the Execution Time.

b) No Material Misstatements or Omissions. On each Effective Date, the Registration Statement did, and when the Prospectus is first filed in accordance with Rule 424(b) and on the Closing Date (as defined herein) and on any date on which Option Units are purchased, if such date is not the Closing Date (a “settlement date”), the Prospectus will, comply in all material respects with the applicable requirements of the Act and the rules and regulations thereunder; on the Effective Date and at the Execution Time, the Registration Statement did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and on the date of any filing pursuant to Rule 424(b) and on the Closing Date and any settlement date, the Prospectus (together with any supplement thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; each of the statements made by the Partnership in the Registration Statement and in any Preliminary Prospectus provided to the Underwriter for use in connection with the public offering of the Units, and to be made in the Prospectus and any further amendments or supplements to the Registration Statement or Prospectus within the coverage of Rule 175(b), including (but not limited to) any statements with respect to projected results of operations, estimated available cash and future cash distributions of the Partnership, was made or will be made with a reasonable basis and in good faith; provided, however, that the Partnership Parties make no representations or warranties as to the information contained in or omitted from the Registration Statement, the Preliminary Prospectus or the Prospectus (or any supplement thereto) in reliance upon and in conformity with information furnished in writing to the Partnership by or on behalf of the Underwriter specifically for inclusion in the Registration Statement, the Preliminary Prospectus or the Prospectus (or any supplement thereto), it being understood and agreed that the only such information furnished by the Underwriter consists of the information described as such in Section 8(b) hereof.

c) No Material Misstatements or Omissions in the Disclosure Package. (i) The Disclosure Package and (ii) each bona fide electronic road show when taken together as a whole with the Disclosure Package, do not, as of the Execution Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Partnership by the Underwriter specifically for use therein (or any supplement thereto), it being understood and agreed that the only such information furnished by or on behalf of the Underwriter consists of the information described as such in Section 8(b) hereof.

d) No Ineligible Issuer. (i) At the earliest time after the filing of the Registration Statement that the Partnership or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Units and (ii) as of the Execution Time (with such date being used as the determination date for purposes of this clause (ii)), the Partnership was not and is not an Ineligible Issuer (as defined in Rule 405), without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Partnership be considered an Ineligible Issuer.

e) Emerging Growth Company Status. As of the date of this Agreement, the Partnership qualifies as an “emerging growth company” as defined in Section 2(a) of the Act (an “Emerging Growth Company”).

f) Testing-the-Waters Communication. The Partnership (i) has not alone engaged in any Testing-the-Waters Communication and (ii) has not authorized anyone to engage in Testing-the-Waters Communications.

g) Issuer Free Writing Prospectus. Each Issuer Free Writing Prospectus does not include any information that conflicts with the information contained in the Registration Statement, any Preliminary Prospectus or the Prospectus. The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Partnership by the Underwriter specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of the Underwriter consists of the information described as such in Section 8(b) hereof.

h) Formation and Qualification of the Partnership Entities. Each of the Partnership Entities has been duly formed or incorporated and is validly existing as a limited partnership, limited liability company, corporation or other entity, as applicable, in good standing under the laws of its respective jurisdiction of formation or incorporation with all limited liability company, limited partnership, corporate or other entity power and authority, as applicable, to own or lease and to operate its properties currently owned or leased and to conduct its business as currently conducted or as to be conducted on the Closing Date and any settlement date, in each case as described in the Disclosure Package and the Prospectus. Each of the Partnership Entities is, and at the Closing Date and any settlement date will be, duly qualified to do business as a foreign limited partnership, limited liability company corporation or other entity, as applicable, and is in good standing under the laws of each jurisdiction that requires, and at the Closing Date and any settlement date will require, such qualification or registration except where the failure to be so qualified or registered would not, individually or in the aggregate, reasonably be expected to (i) have a material adverse effect on the condition (financial or otherwise), prospects, earnings, securityholders’ equity, results of operations, business or properties of the Partnership Entities taken as a whole (a “Material Adverse Effect”) or (ii) subject the limited partners of the Partnership to any material liability or disability.

i) Ownership of the General Partner. Knutsen NYK Offshore Tankers AS, a company organized under the laws of Norway (“KNOT”), directly owns 100% of the limited liability company interest in the General Partner; such limited liability company interest has been duly authorized and validly issued in accordance with the limited liability company agreement of the General Partner (as the same may be amended and restated at or prior to the Closing Date, the “General Partner LLC Agreement”) and is fully paid (to the extent required by the General Partner LLC

Agreement) and non-assessable (except as such non-assessability may be affected by Sections 20, 31, 40 and 49 of the Republic of the Marshall Islands Limited Liability Company Act of 1996 (the “Marshall Islands LLC Act”); and except as may otherwise be provided in the General Partner LLC Agreement, KNOT owns such limited liability company interest free and clear of all liens, encumbrances, security interests, charges, equities or other claims (“Liens”).

j) Ownership of Common Units and the Incentive Distribution Rights. KNOT owns, directly or indirectly (i) 8,657,868 Common Units and (ii) 100% of the Incentive Distribution Rights (as defined in the Partnership Agreement (as defined herein)) (the “Incentive Distribution Rights”). All of the Common Units and the Incentive Distribution Rights, and the limited partner interests represented thereby, have been duly authorized and delivered by the Partnership against payment therefor, and validly issued in accordance with the limited partnership agreement of the Partnership (as the same may be amended and restated at or prior to the Closing Date, the “Partnership Agreement”) and are fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Section 30, 41, 51 and 60 of the Republic of the Marshall Islands Limited Partnership Act (the “Marshall Islands LP Act”); and KNOT owns the Common Units and the Incentive Distribution Rights free and clear of all Liens (other than Liens pursuant to that certain Pledge and Security Agreement between KNOT and DNB Bank ASA, dated April 15, 2013).

k) Ownership of the General Partner Interest. The General Partner is the sole general partner of the Partnership, with a 2.01% general partner interest in the Partnership (the “General Partner Interest”), which is represented by 558,674 general partner units (the “General Partner Units”). The General Partner Units have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement); and the General Partner owns the General Partner Units free and clear of all Liens (except for restrictions on transferability contained in the Partnership Agreement).

l) Ownership of KNOT UK. The Partnership directly owns 100% of the limited liability company interest in KNOT UK; such limited liability company interest has been duly authorized and validly issued in accordance with the limited liability company agreement of KNOT UK (as the same may be amended and restated at or prior to the Closing Date, the “KNOT UK LLC Agreement”) and is fully paid (to the extent required under the KNOT UK LLC Agreement) and non-assessable (except as such non-assessability may be affected by Sections 20, 31, 40 and 49 of the Marshall Islands LLC Act); and except as may be otherwise provided in the KNOT UK LLC Agreement, the Partnership owns such limited liability company interest free and clear of all Liens.

m) Ownership of KNOT Shuttle Tankers. KNOT UK directly owns 100% of the ownership interest in KNOT Shuttle Tankers; such ownership interest has been duly authorized and validly issued in accordance with the organizational documents of KNOT Shuttle Tankers (as the same may be amended and restated at or prior to the

Closing Date, the “KNOT Shuttle Tankers Agreement”) and is fully paid (to the extent required by the KNOT Shuttle Tankers Agreement) and non-assessable (except as such non-assessability may be affected by the laws of Norway); and KNOT UK owns such ownership interest free and clear of all Liens.

n) Ownership of the Operating Subsidiaries. KNOT Shuttle Tankers owns, directly or indirectly, 100% of the equity interests in each of the Operating Subsidiaries; such equity interests have been duly authorized and validly issued in accordance with the memorandum and articles of association or limited partnership agreement, as applicable and as amended from time to time, of each Operating Subsidiary (as the same may be amended or restated at or prior to the Closing Date, the “Operating Subsidiaries’ Organizational Documents”) and are fully paid (to the extent required under the Operating Subsidiaries’ Organizational Documents) and non-assessable (except as such non-assessability may be affected by the applicable statutes of the jurisdiction of formation of the applicable Operating Subsidiary and the Operating Subsidiaries Organizational Documents); and KNOT Shuttle Tankers owns such equity interests free and clear of all Liens (other than Liens pursuant to the credit facilities related to the Vessels).

o) No Other Subsidiaries. Except as described in Sections 1(i), 1(j), 1(k), 1(l), 1(m) and 1(n), none of the Partnership Entities own or, on the Closing Date or any settlement date, will own, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.

p) Power and Authority to Act as General Partner of the Partnership. The General Partner has, and on the Closing Date and any settlement date, will have, full limited liability company power and authority to act as the general partner of the Partnership as described in the Disclosure Package and the Prospectus.

q) Capitalization. At the Closing Date, assuming no exercise of the option provided in Section 2(b), the issued and outstanding limited partner interests of the Partnership will consist of 29,694,094 Common Units and the Incentive Distribution Rights.

r) Valid Issuance of the Units. At the Closing Date and any settlement date thereafter, the Firm Units and the Option Units, as the case may be, and the limited partner interests represented thereby will be duly authorized by the Partnership Agreement and, when issued and delivered to the Underwriter against payment therefor in accordance with the terms hereof, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Section 30, 41, 51 and 60 of the Marshall Islands LP Act).

s) No Preemptive Rights, Registration Rights or Options. Except as described in the Disclosure Package and the Prospectus or contained in the relevant organizational documents of the Partnership Entities, there are no (i) preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any equity interests in the Partnership Entities or (ii) outstanding options or warrants to purchase any securities of the Partnership Entities. Neither the filing of the Registration Statement nor the offering or sale of the Units as contemplated by this Agreement gives rise to any rights for or relating to the registration of any Common Units or other securities of the Partnership.

t) Authority and Authorization. Each of the Partnership Parties has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder. The Partnership has all requisite limited partnership power and authority to issue, sell and deliver the Units to the Underwriter in accordance with and upon the terms and conditions set forth in this Agreement and upon the terms set forth in the Disclosure Package and the Prospectus.

u) Authorization, Execution and Delivery of this Agreement. This Agreement has been duly authorized, executed and delivered by each of the Partnership Parties.

v) Authorization, Execution, Delivery and Enforceability of the Other Agreements. As of the date hereof:

1) the General Partner LLC Agreement has been duly authorized, executed and delivered by KNOT and is a valid and legally binding agreement of KNOT, enforceable against KNOT in accordance with its terms;

2) the Partnership Agreement has been duly authorized, executed and delivered by the General Partner and KNOT and is a valid and legally binding agreement of the General Partner and KNOT, enforceable against each of them in accordance with its terms;

3) the KNOT UK LLC Agreement has been duly authorized, executed and delivered by the Partnership and is a valid and legally binding agreement of the Partnership, enforceable against the Partnership in accordance with its terms;

4) the KNOT Shuttle Tankers Agreement has been duly authorized, executed and delivered by KNOT UK and is a valid and legally binding agreement of KNOT UK, enforceable against KNOT UK in accordance with its terms; and

5) each of the Operating Subsidiaries’ Organizational Documents has been duly authorized, executed and delivered by the appropriate Partnership Entity and each such agreement is a valid and legally binding agreement, enforceable against each party thereto in accordance with the terms of such agreement;

provided, however, that with respect to each agreement described in this Section 1(v), the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer,

reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and provided further that the indemnity, contribution and exoneration provisions with respect to violations of federal securities laws contained in any of such agreements may be limited by applicable laws and public policy.

The agreements described in clauses (1) through (5) of this Section 1(v) are herein collectively referred to as the “Organizational Documents.”

w) No Conflicts. None of (i) the offering, issuance and sale by the Partnership of the Units to be issued and sold to the Underwriter pursuant to the terms of this Agreement, (ii) the execution, delivery and performance of this Agreement by the Partnership Entities party hereto or thereto, or (iii) the consummation of the transactions contemplated hereby or thereby (A) conflicts or will conflict with or constitutes or will constitute a violation of any agreement of limited partnership, limited liability company agreement, bylaws, certificate of formation, certificate of incorporation or other organizational documents of any of the Partnership Entities, (B) conflicts or will conflict with or constitutes or will constitute a breach or violation of, or a default (or an event that, with notice or lapse of time or both, would constitute such a default) under any indenture, contract, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which any of the Partnership Entities is a party or by which any of them or any of their respective properties may be bound, (C) violates or will violate any statute, law or regulation or any order, judgment, decree or injunction of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over any of the Partnership Entities or any of their properties or assets in a proceeding to which any of them or their property is a party or (D) resulted, results or will result in the creation or imposition of any Lien upon any property or assets of any of the Partnership Entities, which conflicts, breaches, violations, defaults or Liens, in the case of clauses (B), (C) or (D), would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or would materially impair the ability of the Partnership Entities to perform their obligation under this Agreement.

x) No Consents. No permit, consent, approval, authorization, order, registration, filing or qualification of or with any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over any of the Partnership Entities or any of their properties or assets is required in connection with (i) the offering or sale by the Partnership of the Units, (ii) the execution, delivery and performance of this Agreement or the fulfillment of the terms hereof by the Partnership Entities party hereto or thereto or (iii) the consummation of any other transactions contemplated by this Agreement, except (A) for such permits, consents, approvals, filings and similar authorizations required under the Act, the Exchange Act and state securities or “Blue Sky” laws of any jurisdiction, (B) such consents that have been, or prior to the Closing Date will be, obtained, (C) for such consents that, if not obtained, would not individually or in the aggregate, have a Material Adverse Effect and (D) as disclosed in the Disclosure Package and the Prospectus.

y) No Defaults. None of the Partnership Entities is (i) in violation of its agreement of limited partnership, limited liability company agreement, certificate of incorporation or bylaws or other organizational documents, (ii) in violation of any statute, law, rule or regulation or any order, judgment, decree or injunction of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over any of the Partnership Entities or any of their properties or assets or (iii) in breach, default (or an event that, with notice or lapse of time or both, would constitute such a default) or violation in the performance of any obligation, agreement or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, which in the case of clauses (ii) and (iii) would, if continued, reasonably be expected to have a Material Adverse Effect or materially impair the ability of any of the Partnership Entities to perform their obligations under this Agreement.

z) Conformity of Units to Description. The Units, when issued and delivered in accordance with the terms of this Agreement and the Partnership Agreement against payment therefor as provided herein and therein, will conform in all material respects to the description thereof contained in the Disclosure Package and the Prospectus.

aa) No Labor Dispute. Except as set forth in the Disclosure Package and the Prospectus, no labor problem or dispute with the employees of any Partnership Entity exists, or, to the knowledge of the Partnership Parties, is threatened or imminent, and none of the Partnership Parties is aware of any existing or imminent labor disturbance by the employees of any of the Partnership Entities’ principal suppliers, contractors or customers, which, in any case, would reasonably be expected to have a Material Adverse Effect.

bb) No Material Adverse Change. Since the date of the latest audited financial statements included in the Disclosure Package and the Prospectus, (i) no Partnership Entity has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, investigation, order or decree, (ii) there has not been any material change in the capitalization or material increase in the long-term debt of the Partnership Entities or any material adverse change or any development involving or which could reasonably be expected to involve, individually or in the aggregate, a prospective material adverse change in or affecting the general affairs, management, condition (financial or otherwise), stockholders’ equity, partners’ equity, members’ equity, results of operations, business, properties, assets or prospects of the Partnership Entities, taken as a whole, and (iii) none of the Partnership Entities has incurred any liability or obligation, direct, indirect or contingent, or entered into any transactions, whether or not in the ordinary course of business, that, individually or in the aggregate, is material to the Partnership Entities, taken as a whole, or otherwise than as set forth or contemplated in the Disclosure Package and the Prospectus.

cc) Financial Statements. The historical financial statements included in the Preliminary Prospectus, the Prospectus and the Registration Statement present fairly in all material respects the financial condition, results of operations and cash flows of the entities purported to be shown thereby and on the basis stated therein, as of the dates and for the periods indicated; such financial statements comply as to form with the applicable accounting requirements of Regulation S-X under the Act and have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods involved (except as otherwise noted therein). All disclosures contained in the Registration Statement, the Disclosure Package or the Prospectus regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G of the Exchange Act and Item 10 of Regulation S-K of the Act, to the extent applicable. There are no financial statements (historical or pro forma) that are required to be included in the Registration Statement, the Disclosure Package or the Prospectus that are not so included as required and the Partnership Entities, do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not described in the Registration Statement (excluding the exhibits thereto) or the preliminary prospectus. The interactive data in eXtensible Business Reporting Language (“XBRL”) included or incorporated by reference in the Registration Statement, the Disclosure Package and the Prospectus fairly present the information called for in all material respects and have been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

dd) Independent Registered Public Accounting Firm. Ernst & Young AS, who has audited certain financial statements included in the Registration Statement, the Disclosure Package and the Prospectus of the Partnership and its combined predecessors and delivered its reports with respect thereto, is an independent registered public accounting firm with respect to such entities within the meaning of the Act and the applicable published rules and regulations thereunder and the rules and regulations of the Public Company Accounting Oversight Board (“PCAOB”).

ee) Absence of Litigation. There is no (i) action, suit or proceeding before or by any court, arbitrator or governmental agency, body or official, domestic or foreign, now pending or, to the knowledge of any of the Partnership Parties, threatened, to which any of the Partnership Entities is or may be a party or to which the property of any of the Partnership Entities is or may be subject or that would be required to be disclosed in the Registration Statement, which is not adequately disclosed in the Disclosure Package and Prospectus as required, (ii) statute, rule, regulation or order that has been enacted, adopted or issued by any governmental agency with respect to any Partnership Entity or (iii) injunction, restraining order or order of any nature issued by a federal or state court or foreign court of competent jurisdiction, to which any of the Partnership Entities is or may be subject, that, in the case of clauses (i), (ii) and (iii) above, could, individually or in the aggregate, reasonably be expected to (A) have a Material Adverse Effect, (B) prevent or result in the suspension of the offering and sale of the Units or (C) in any manner draw into question the validity of this Agreement.

ff) Title to Properties. As of the Closing Date and any settlement date, the Partnership Entities will have good title to all personal property described in the

Disclosure Package or the Prospectus to be owned by the Partnership Entities, and each of Knutsen Shuttle Tanker XII, Knutsen Shuttle Tankers 13, KNOT Shuttle Tankers 17, KNOT Shuttle Tankers 18, Knutsen Shuttle Tankers 14, Knutsen Shuttle Tankers 15, KNOT Shuttle Tankers 20, KNOT Shuttle Tankers 21, Knutsen NYK Shuttle Tankers 16 and Knutsen Shuttle Tankers 19 hold, directly or indirectly, the interest in the applicable Vessel set forth opposite its name on Exhibit B, in each case free and clear of all Liens except (i) as described, and subject to the limitations contained, in the Disclosure Package, (ii) that arise from the indebtedness of the Partnership Entities or (iii) as do not materially affect the value of such property, taken as a whole, and do not materially interfere with the use of such properties, taken as a whole, as they have been used in the past and are proposed to be used in the future, as described in the Disclosure Package and the Prospectus (the Liens described in clauses (i) through (iii) above being “Permitted Liens”); provided that with respect to any interest in real property and buildings held under lease by Partnership Entities, such real property and buildings are held under valid and subsisting and enforceable leases (except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

gg) Vessel Registration. Each Vessel is duly registered under the laws of the jurisdiction set forth on Exhibit B in the name of the applicable entity identified on Exhibit B, free and clear of all liens except Permitted Liens.

hh) Tax Returns. Each of the Partnership Entities has filed all foreign, federal, state and local tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not reasonably be expected to have a Material Adverse Effect) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not reasonably be expected to have a Material Adverse Effect.

ii) Insurance. The Partnership Entities carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as are generally maintained by companies of established repute engaged in the same or similar business, and all such insurance is in full force and effect. The Partnership Entities have no reason to believe that they will not be able to (i) renew their existing insurance coverage as and when such policies expire or (ii) obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct their business as now conducted and at a cost that would not reasonably be expected to have a Material Adverse Effect.

jj) Distribution Restrictions. Other than the generally applicable limitations on distributions contained within the Marshall Islands Limited Liability Company Act of 1996, no subsidiary of the Partnership is currently prohibited, directly or indirectly, from paying any distributions to the Partnership, from making any other distribution on such subsidiary’s equity interests, from repaying to the Partnership any loans or advances to such subsidiary from the Partnership or from transferring any of such subsidiary’s property or assets to the Partnership or any other subsidiary of the Partnership, except as described in or contemplated by the Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto).

kk) Licenses and Permits. Except as described in or contemplated by the Disclosure Package and the Prospectus, and except for those that are the responsibility of the counterparties to obtain pursuant to the terms of the agreements set forth in Exhibit A relating to the Vessels as such agreements are currently in effect (the “Charter Agreements”), the Partnership Entities possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to own or lease and operate their properties in the manner described in the Disclosure Package and the Prospectus, except where the failure so to possess would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; except as described in the Disclosure Package and the Prospectus, the Partnership Entities are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and the Partnership Entities have not received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses that, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect. To the knowledge of the Partnership Parties, the charter parties to the Charter Agreements possess, or reasonably expect to possess in the ordinary course of business as necessary, the Governmental Licenses that are the responsibility of the charter parties to obtain pursuant to the terms of the Charter Agreements.

ll) Environmental Laws. Each Partnership Entity (i) is in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to pollution or the protection of the environment or imposing liability or standards of conduct concerning the use, handling, storage or management of any Hazardous Materials (as defined herein) (“Environmental Laws”), (ii) has received all permits required of it under applicable Environmental Laws to conduct its respective businesses as presently conducted (“Environmental Permits”) except for any such Environmental Permits that are the responsibility of the charter parties under the Charter Agreements and that the Partnership Parties reasonably expect such charter parties to obtain, (iii) is in compliance with all terms and conditions of any such permits and (iv) does not have any liability in connection with any known or threatened release into the environment of any Hazardous Material, except in the case of each of clauses (i), (ii), (iii) and (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The term “Hazardous Material” means (A) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980,

as amended, (B) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (C) any petroleum or petroleum product, (D) any polychlorinated biphenyl and (E) any hazardous, toxic chemical, material, waste or substance regulated under or within the meaning of any applicable Environmental Law. In the ordinary course of business, the Partnership Entities periodically review the effect of Environmental Laws on their business, operations and properties, in the course of which they identify and evaluate costs and liabilities that they believe are reasonably likely to be incurred pursuant to such Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, the Partnership Entities have reasonably concluded that such associated costs and liabilities relating to the Vessels would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Partnership Parties, the parties to the Charter Agreements possess, or reasonably expect to possess in the ordinary course as necessary, the Environmental Permits that are the responsibility of the charter parties to obtain pursuant to the terms of the Charter Agreements.

mm) Intellectual Property. Except as would not result in a Material Adverse Effect, (i) the Partnership Entities own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on their business in the manner described in the Disclosure Package and the Prospectus, and (ii) the Partnership Entities have not received any notice and are not otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances that would render any Intellectual Property invalid or inadequate to protect the interests in the Partnership Entities.

nn) Certain Relationships and Related Transactions. No relationship, direct or indirect, exists between or among any Partnership Entity, on the one hand, and the directors, officers, stockholders, affiliates, customers or suppliers of any Partnership Entity, on the other hand, that is required to be described in the Disclosure Package or the Prospectus but is not so described.

oo) Description of Legal Proceedings and Contracts; Filing of Exhibits. There are no legal or governmental proceedings pending or, to the knowledge of the Partnership Parties, threatened or contemplated, against any of the Partnership Entities, or to which any of the Partnership Entities is a party, or to which any of their respective properties or assets is subject, that are required to be described in the Registration Statement, the Disclosure Package or the Prospectus but are not so described, and there are no agreements, contracts, indentures, leases or other instruments that are required to be described in the Registration Statement, the Disclosure Package or the Prospectus or to be filed as an exhibit to the Registration Statement that are not described or filed as required by the Act. The statements included in the Registration

Statement, the Disclosure Package and the Prospectus insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate summaries of such legal matters, agreements, documents or proceedings in all material respects.

pp) Sarbanes-Oxley Act of 2002. On the Closing Date and any settlement date, the Partnership will be in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations promulgated in connection therewith and the rules and regulations of the New York Stock Exchange that are effective and applicable to the Partnership.

qq) Investment Company. None of the Partnership Entities is, and after giving effect to the offering and sale of the Units and the application of the proceeds therefrom as described in the Disclosure Package and the Prospectus, none of the Partnership Entities will be, an “investment company” or a company “controlled by” an “investment company,” each as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

rr) Passive Foreign Investment Company. The Partnership will not be a Passive Foreign Investment Company (“PFIC”) within the meaning of Section 1297 of the United States Internal Revenue Code of 1986, as amended (the “Code”), for the taxable year ending December 31, 2016, and based on the Partnership’s current and expected assets, income and operations as described in the Disclosure Package and the Prospectus, the Partnership does not believe that it is likely to become a PFIC for any future tax year.

ss) Tax Status. The Partnership has properly elected to be classified as an association taxable as a corporation for United States federal income tax purposes as of the date hereof. Except as otherwise provided in this paragraph, each of the Partnership Entities has properly elected to be classified as disregarded as an entity separate from its owner for United States federal income tax purposes.

tt) Books and Records. Each Partnership Entity maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences; and (v) the interactive data in XBRL included or incorporated by reference in the Registration Statement, the Disclosure Package and the Prospectus fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto.

uu) Market Stabilization. None of the Partnership Entities has taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any security of the Partnership to facilitate the sale or resale of the Units.

vv) Foreign Corrupt Practices Act. No Partnership Entity nor any director, officer, nor to the knowledge of the Partnership Parties, any agent, employee or affiliate of any Partnership Entity, is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of applicable anti-corruption laws, including the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”), in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in order to obtain or retain business or otherwise secure an improper business advantage. The Partnership Entities and, to the knowledge of the Partnership Parties, their affiliates have conducted their businesses in compliance with the FCPA and other applicable anti-corruption laws and have instituted and maintain policies and procedures that are reasonably designed to ensure, and that are reasonably expected to continue to ensure, continued compliance therewith.

ww) Anti-Money Laundering Laws. The operations of the Partnership Entities are and have been conducted at all times in compliance with, in each case to the extent applicable, financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the anti-money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules or regulations, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any of the Partnership Entities with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Partnership Parties, threatened.

xx) Office of Foreign Assets Control. None of the Partnership Entities, nor, to the knowledge of the Partnership Parties, any director, officer, agent, employee or affiliate of a Partnership Entity is currently the subject of or engaged in any activity in violation of any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department, the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant sanctions authority (“Sanctions”); and the Partnership will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing any activities of or with any person or entity, or in any country or territory that, at the time of such financing, is the subject of any Sanction or in any other manner that would result in a violation of Sanctions by any person or entity participating in the offering, either as an underwriter, advisor, investor or otherwise.

yy) Statistical Data. Any statistical and market-related data included in the Registration Statement, the Disclosure Package or the Prospectus are based on or derived from sources that the Partnership believes to be reliable and accurate.

zz) No Distribution of Other Offering Materials. None of the Partnership Entities has distributed or, prior to the Closing Date and completion of the distribution of the Units, will not distribute any offering material in connection with the offering and sale of the Units other than any Preliminary Prospectus, the Prospectus, any Issuer Free Writing Prospectus to which the Underwriter has consented in accordance with this Agreement or any other materials, if any, permitted by the Act, including Rule 134 thereunder.

aaa) Listing on the New York Stock Exchange. The Units have been approved to be listed on the New York Stock Exchange, subject to official notice of issuance.

bbb) Disclosure Controls. (i) The Partnership has established and maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act); (ii) such disclosure controls and procedures are designed to ensure that the information required to be disclosed by the Partnership in the reports it files or will file or submit under the Exchange Act, as applicable, is accumulated and communicated to management of the Partnership to allow timely decisions regarding required disclosure to be made and (iii) such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established to the extent required by Rule 13a-15 of the Exchange Act.

ccc) Stamp Taxes. No stamp or other issuance or transfer taxes are payable by or on behalf of the Underwriter in connection with (A) the delivery of the Firm Units in the manner contemplated herein or (B) the sale and delivery by the Underwriter of the Units as contemplated herein.

ddd) Brokers. There are no contracts, arrangements or understandings between any Partnership Entity and any person that would give rise to a valid claim against any Partnership Entity or the Underwriter for a brokerage commission, finder’s fee or other like payment in connection with the offering of the Units.

Any certificate signed by any officer of any Partnership Entity and delivered to the Underwriter or counsel for the Underwriter in connection with the offering of the Units shall be deemed a representation and warranty by such Partnership Entity, as to matters covered thereby, to the Underwriter.

2. Purchase and Sale. (a) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Partnership agrees to sell to the Underwriter, and the Underwriter agrees to purchase from the Partnership, at a purchase price of $22.08 per Unit, the Firm Units.

b) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Partnership hereby grants an option to the Underwriter to purchase the Option Units at the same purchase price per Unit as the Underwriter shall pay for the Firm Units, less an amount per unit equal to any distributions declared by the Partnership and payable on the Firm Units but not payable on the Option Units. Said option may be exercised in whole or in part at any time on or before the 30th day after the date of the Prospectus upon written, electronic or telegraphic notice by the Underwriter to the Partnership setting forth the number of Option Units as to which the Underwriter is exercising the option and the settlement date.

3. Delivery and Payment. Delivery of and payment for the Firm Units and the Option Units (if the option provided for in Section 2(b) hereof shall have been exercised on or before the third Business Day immediately preceding the Closing Date) shall be made at the offices of Vinson & Elkins L.L.P., 2200 Pennsylvania Ave. NW, Suite 500W, Washington, DC 20037, at 10:00 AM, New York City time, on January 10, 2017, or at such time on such later date not more than three Business Days after the foregoing date as the Underwriter shall designate, which date and time may be postponed by agreement between the Underwriter and the Partnership (such date and time of delivery and payment for the Units being called herein the “Closing Date”). Delivery of the Units shall be made to the Underwriter against payment by the Underwriter of the aggregate purchase price of the Units being sold by the Partnership to or upon the order of the Partnership by wire transfer payable in same-day funds to the accounts specified by the Partnership. Delivery of the Units shall be made through the facilities of The Depository Trust Company unless the Underwriter shall otherwise instruct.

If the option provided for in Section 2(b) hereof is exercised after the third Business Day immediately preceding the Closing Date, the Partnership will deliver the Option Units (at the expense of the Partnership) to the Underwriter, at 745 Seventh Avenue, New York, New York 10019, on the date specified by the Underwriter (which shall be within three Business Days after exercise of said option) for the account of the Underwriter, against payment by the Underwriter of the purchase price thereof to or upon the order of the Partnership by wire transfer payable in same-day funds to the accounts specified by the Partnership. If settlement for the Option Units occurs after the Closing Date, the Partnership will deliver to the Underwriter on the settlement date for the Option Units, and the obligation of the Underwriter to purchase the Option Units shall be conditioned upon receipt of, supplemental opinions, certificates and letters confirming as of such date the opinions, certificates and letters delivered on the Closing Date pursuant to Section 6 hereof.

4. Offering by Underwriter. It is understood that the Underwriter proposes to offer the Units for sale to the public as set forth in the Prospectus.

5. Agreements. Each of the Partnership Parties, jointly and severally, agrees with the Underwriter that:

a) Preparation of Prospectus and Registration Statement. Prior to the termination of the offering of the Units, the Partnership will not file any amendment to the Registration Statement or supplement (including any Preliminary Prospectus or the Prospectus) to the Base Prospectus or any Rule 462(b) Registration Statement unless the Partnership has furnished the Underwriter a copy for their review prior to filing and will not file any such proposed amendment or supplement to which the Underwriter reasonably objects. The Partnership will cause the Prospectus, properly completed, and any supplement thereto to be filed in a form approved by the Underwriter with the Commission pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed and will provide evidence satisfactory to the Underwriter of such timely filing. The Partnership will promptly advise the Underwriter (i) when the Prospectus, and any supplement thereto, shall have been filed (if required) with the Commission pursuant to Rule 424(b) or when any Rule 462(b) Registration Statement shall have been filed with the Commission, (ii) when, prior to termination of the offering of the Units, any amendment to the Registration Statement shall have been filed or become effective, (iii) of any request by the Commission or its staff for any amendment of the Registration Statement, or any Rule 462(b) Registration Statement, or for any supplement to the Prospectus or for any additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any notice objecting to its use or the institution or threatening of any proceeding for that purpose and (v) of the receipt by the Partnership of any notification with respect to the suspension of the qualification of the Units for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose. The Partnership will use its reasonable best efforts to prevent the issuance of any such stop order or the occurrence of any such suspension or objection to the use of the Registration Statement and, upon such issuance, occurrence or notice of objection, to obtain as soon as possible the withdrawal of such stop order or relief from such occurrence or objection, including, if necessary, by filing an amendment to the Registration Statement or a new registration statement and using its reasonable best efforts to have such amendment or new registration statement declared effective as soon as practicable.

b) Amendment or Supplement of Disclosure Package and Issuer Free Writing Prospectus. If, at any time prior to the filing of the Prospectus pursuant to Rule 424(b), any event occurs as a result of which the Disclosure Package as of the Execution Time or any Issuer Free Writing Prospectus as of its date would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made or the circumstances prevailing at such time not misleading, or any Issuer Free Writing Prospectus would conflict with the information in the Registration Statement, the Preliminary Prospectus or the Prospectus, the Partnership will (i) promptly notify the Underwriter so that any use of the Disclosure Package or the Issuer Free Writing Prospectus, as the case may be, may cease until the Disclosure Package or such Issuer Free Writing Prospectus is amended or supplemented; (ii) amend or supplement the Disclosure Package or the Issuer Free Writing Prospectus, as the case may be, to correct such statement, omission or conflict; and (iii) supply any amendment or supplement to the Underwriter in such quantities as they may reasonably request.

c) Amendment of Registration Statement or Supplement of Prospectus. If, at any time when a prospectus relating to the Units is required to be delivered under the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), any event occurs as a result of which the Prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made at such time not misleading, or if it shall be necessary to amend the Registration Statement, file a new registration statement or supplement the Prospectus to comply with the Act or the Exchange Act or the respective rules thereunder, including in connection with the use or delivery of the Prospectus, the Partnership promptly will (i) notify the Underwriter of any such event; (ii) prepare and file with the Commission, subject to the second sentence of paragraph (a)(i) of this Section 5, an amendment, supplement or new registration statement that will correct such statement or omission or effect such compliance; (iii) use its best efforts to have any amendment to the Registration Statement or new registration statement declared effective as soon as practicable in order to avoid any disruption in the use of the Prospectus, and (iv) supply any supplemented Prospectus to the Underwriter in such quantities as they may reasonably request.

d) Reports to Unitholders. As soon as practicable, the Partnership will make generally available to its unitholders and to the Underwriter an earnings statement or statements of the Partnership and its subsidiaries that will satisfy the provisions of Section 11(a) of the Act and Rule 158.

e) Signed Copies of the Registration Statement and Copies of the Prospectus. The Partnership will furnish to the Underwriter and counsel for the Underwriter, without charge, photocopies of signed copies of the Registration Statement (including exhibits thereto) and, so long as delivery of a prospectus by the Underwriter or dealer may be required by the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), as many copies of each Preliminary Prospectus, the Prospectus and each Issuer Free Writing Prospectus and any supplement thereto as the Underwriter may reasonably request.

f) Qualification of Units. The Partnership will arrange, if necessary, for the qualification of the Units for sale under the laws of such jurisdictions as the Underwriter may reasonably designate and will maintain such qualifications in effect so long as reasonably required for the distribution of the Units; provided, however, that in no event shall the Partnership be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Units, in any jurisdiction where it is not now so subject.

g) Lock-Up Period. The Partnership Parties will not, without the prior written consent of Barclays Capital Inc., offer, sell, contract to sell, pledge or otherwise dispose of or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by any of the Partnership Parties or any person in privity with the Partnership Parties or any of their affiliates, directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position (within the meaning of Section 16 of the Exchange Act) in any Common Units or any securities convertible into, or exercisable, or exchangeable for, Common Units; or publicly announce an intention to effect any such transaction, for a period of 60 days after the date of this Agreement (the “Lock-Up Period”), provided, however, that the Partnership (A) may consummate the Private Placement (as such term is defined in the Prospectus); (B) may issue and sell Common Units pursuant to, and file a registration statement on Form S-8 relating to, any employee benefit plan of the Partnership in effect at the Execution Time and (C) the Partnership may issue Common Units upon the conversion of securities or the exercise of warrants outstanding at the Execution Time.

h) Price Manipulation. The Partnership Parties will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Partnership to facilitate the sale or resale of the Units.

i) Expenses. The Partnership agrees to pay the costs and expenses relating to the following matters: (i) the preparation, printing or reproduction and filing with the Commission of the Registration Statement (including financial statements and exhibits thereto), each Preliminary Prospectus, the Prospectus and each Issuer Free Writing Prospectus, and each amendment or supplement to any of them; (ii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Registration Statement, each Preliminary Prospectus, the Prospectus and each Issuer Free Writing Prospectus, and all amendments or supplements to any of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Units; (iii) the preparation, printing, authentication, issuance and delivery of certificates for the Units, including any stamp or transfer taxes in connection with the execution of this Agreement or the original issuance and sale of the Units; (iv) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Units; (v) the registration of the Units under the Exchange Act and the listing of the Units on the New York Stock Exchange; (vi) any registration or qualification of the Units for offer and sale under the securities or blue sky laws of the several states (including filing fees); (vii) any filings required to be made with the Financial Industry Regulatory Authority, Inc. (“FINRA”); (viii) the expenses (other than transportation expenses) incurred by or on behalf of Partnership representatives in connection with presentations to prospective purchasers of the Units; (ix) the fees and expenses of the Partnership’s accountants and the fees and expenses of counsel (including local and special counsel) for the Partnership and KNOT; and (x) all other costs and expenses incident to the performance by the Partnership Parties of their obligations hereunder.

j) Free Writing Prospectus. The Partnership agrees that, unless it has obtained or shall have obtained the prior written consent of the Underwriter, and the Underwriter agrees with the Partnership that, unless it has obtained or shall have obtained, as the case may be, the prior written consent of the Partnership and the Underwriter, it has not made and will not make any offer relating to the Units that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405) required to be filed by the Partnership with the Commission or retained by the Partnership under Rule 433; provided, however, that the prior written consent of the parties hereto shall be deemed to have been given in respect of each Free Writing Prospectus included in Schedule I hereto and any bona fide electronic road show within the meaning of Rule 433. Any such free writing prospectus consented to by the Underwriter or the Partnership is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Partnership agrees that (i) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and (ii) it has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping.

k) Rule 463. The Partnership will file with the Commission such information in Form 20-F as may be required by Rule 463 under the Act.

l) Investment Company. As of the Closing Date, no Partnership Entity will be deemed an “investment company” as defined in the Investment Company Act. For a period of five years after the later of the Closing Date and any settlement date, the Partnership will use its reasonable best efforts to ensure that no Partnership Entity, or any subsidiary thereof, shall become an “investment company” as defined in the Investment Company Act. Unless there has occurred a material change in the nature of the operations of the Partnership, for a period of five years after the later of the Closing Date and any settlement date, the Partnership will use commercially reasonable efforts to ensure that the Partnership shall not become a PFIC.

m) Sanctions Laws and Regulations. The Partnership will not take, and will cause each subsidiary not to take, directly or indirectly, any action that would reasonably be expected to result in a violation by any U.S. person participating in the offering contemplated by this Agreement of the Sanction Laws and Regulations with respect to the sale of the Units hereunder.

n) Emerging Growth Company Status. The Partnership will promptly notify the Underwriter if the Partnership ceases to be an Emerging Growth Company at any time prior to the later of (i) completion of the distribution of the Units within the meaning of the Act and (ii) completion of the Lock-Up Period referred to in Section 5(g) hereof.

o) Written Testing-the-Waters Communication. If at any time following the distribution of any Written Testing-the-Waters Communication, any event occurs as a result of which such Written Testing-the-Waters Communication would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made at such time not misleading, the Partnership will (i) promptly notify the Underwriter so that use of the Written Testing-the-Waters Communication may cease until it is amended or supplemented; (ii) amend or supplement the Written Testing-the-Waters Communication to correct such statement or omission; and (iii) supply any amendment or supplement to the Underwriter in such quantities as may be reasonably requested.

6. Conditions to the Obligations of the Underwriter. The obligations of the Underwriter to purchase the Firm Units and the Option Units, as the case may be, shall be subject to the accuracy of the representations and warranties on the part of the Partnership Parties contained herein as of the Execution Time, the Closing Date and any settlement date pursuant to Section 3 hereof, to the accuracy of the statements of the Partnership Parties made in any certificates pursuant to the provisions hereof, to the performance by the Partnership Parties of their respective obligations hereunder and to the following additional conditions:

a) The Prospectus, and any supplement thereto, has been filed in the manner and within the time period required by Rule 424(b); any material required to be filed by the Partnership pursuant to Rule 433(d) under the Act shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; and no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use shall have been issued and no proceedings for that purpose shall have been instituted or threatened.

b) The Partnership shall have requested and caused a written opinion relating to matters of Marshall Islands law to have been furnished to the Underwriter, dated the Closing Date and any settlement date, as applicable, and addressed to the Underwriter, in form and substance satisfactory to the Underwriter.

c) The Partnership shall have requested and caused Vinson & Elkins L.L.P., U.S. counsel to the Partnership Parties, to have furnished to the Underwriter their written opinion, dated the Closing Date and any settlement date, as applicable, and addressed to the Underwriter, in form and substance reasonably satisfactory to the Underwriter.

d) The Partnership shall have requested and caused special Norwegian counsel to the Partnership Parties to have furnished to the Underwriter their written opinion, dated the Closing Date and any settlement date, as applicable, and addressed to the Underwriter, in form and substance satisfactory to the Underwriter.

e) The Partnership shall have requested and caused special United Kingdom tax counsel to the Partnership Parties to have furnished to the Underwriter their written opinion, dated the Closing Date and any settlement date, as applicable, and addressed to the Underwriter, in form and substance satisfactory to the Underwriter.

f) The Underwriter shall have received from Latham & Watkins LLP, counsel for the Underwriter, such opinion or opinions, dated the Closing Date and any settlement date, as applicable, and addressed to the Underwriter, with respect to the issuance and sale of the Units, the Registration Statement, the Disclosure Package, the Prospectus (together with any supplement thereto) and other related matters as the Underwriter may reasonably require, and the Partnership shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.

g) The Partnership shall have furnished to the Underwriter a certificate of the Partnership, signed on behalf of the Partnership, by the Chief Executive Officer and Chief Financial Officer of the Partnership, dated the Closing Date and any settlement date, as applicable, to the effect that the signer of such certificate has carefully examined the Registration Statement, the Disclosure Package, the Prospectus, any Issuer Free Writing Prospectus and any amendment or supplement thereto, as well as each bona fide electronic road show used in connection with the offering of the Units, and this Agreement and that:

(i) the representations and warranties of the Partnership Parties in this Agreement are true and correct on and as of the Closing Date and any settlement date, as applicable, with the same effect as if made on the Closing Date and any settlement date, as applicable, and each of the Partnership Parties has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied at or prior to the Closing Date and any settlement date, as applicable;

(ii) no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use has been issued and no proceedings for that purpose have been instituted or, to the Partnership’s knowledge, threatened; and

(iii) since the date of the most recent financial statements included in the Disclosure Package and the Prospectus (exclusive of any supplement thereto), there has been no Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Prospectus (exclusive of any supplement thereto).

h) The Partnership Parties shall have requested and caused Ernst & Young AS to have furnished to the Underwriter at the Execution Time and at the Closing Date and any settlement date, as applicable, letters, dated respectively as of the Execution Time and as of the Closing Date and any settlement date, as applicable, in form and substance satisfactory to the Underwriter, (i) confirming that they are an independent registered public accounting firm within the meaning of the Act and the Exchange Act and the applicable rules and regulations thereunder, adopted by the Commission and the PCAOB, and (ii) stating their conclusions and findings with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings in the United States.

i) Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Registration Statement (exclusive of any amendment thereof) and the Prospectus (exclusive of any amendment or supplement thereto), there shall not have been (i) any change or decrease specified in the letter or letters referred to in paragraph (h) of this Section 6 or (ii) any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), earnings, business or properties of the Partnership Entities, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto) the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Underwriter, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Units as contemplated by the Registration Statement (exclusive of any amendment thereof), the Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto).

j) Subsequent to the Execution Time, there shall not have been any decrease in the rating of any of the Partnership Entities’ debt securities, if any, by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) under the Exchange Act) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

k) The Units shall have been listed and admitted and authorized for trading on the New York Stock Exchange, subject to official notice of issuance, and reasonably satisfactory evidence of such actions shall have been provided to the Underwriter.

l) At the Execution Time, the Partnership Parties shall have furnished to the Underwriter a letter substantially in the form of Exhibit C hereto from each of the persons listed on Schedule II hereto.

m) Prior to the Closing Date and any settlement date, as applicable, the Partnership Parties shall have furnished to the Underwriter such further information, certificates and documents as the Underwriter may reasonably request.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Underwriter and counsel for the Underwriter, this Agreement and all obligations of the Underwriter hereunder may be canceled at, or at any time prior to, the Closing Date by the Underwriter. Notice of such cancellation shall be given to the Partnership in writing or by telephone or facsimile confirmed in writing.

The documents required to be delivered by this Section 6 shall be delivered at the office of Vinson & Elkins L.L.P., counsel for the Partnership, at 2200 Pennsylvania Ave. NW, Suite 500W, Washington, DC 20037, on the Closing Date.

7. Reimbursement of Underwriter’s Expenses. If the sale of the Units provided for herein is not consummated because any condition to the obligations of the Underwriter set forth in Section 6 hereof is not satisfied, because of any termination pursuant to Section 9(i) hereof or because of any refusal, inability or failure on the part of the Partnership Parties to perform any agreement herein or comply with any provision hereof other than by reason of a default by the Underwriter, the Partnership Parties will reimburse the Underwriter on demand for all out-of-pocket expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Units.

8. Indemnification and Contribution. (a) Each of the Partnership Parties jointly and severally agrees to (i) indemnify and hold harmless the Underwriter, the directors, officers, employees and agents of the Underwriter, affiliates of the Underwriter who have participated in the distribution of the Units and each person who controls the Underwriter within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (A) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Units as originally filed or in any amendment thereof, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (B) any untrue statement or alleged untrue statement of a material fact contained in the Base Prospectus, any Preliminary Prospectus, any Issuer Free Writing Prospectus, or in any Prospectus, or in any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (ii) reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Partnership Parties will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Partnership Parties by or on behalf of the Underwriter specifically for inclusion therein, which information consists solely of the information set forth in the last sentence of Section 8(b). This indemnity will be in addition to any liability that the Partnership Parties may otherwise have.

b) The Underwriter agrees to indemnify and hold harmless each of the Partnership Parties, each of their respective directors, each of the officers who signs the Registration Statement, and each person who controls any Partnership Party within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity from the Partnership Parties to the Underwriter, but only with reference to written information relating to the Underwriter furnished to the Partnership Parties by or on behalf of the Underwriter specifically for inclusion in the documents referred to in the foregoing indemnity. This indemnity will be in addition to any liability which the Underwriter may otherwise have. Each Partnership Party acknowledges that the statements set forth (i) in the last paragraph of the cover page regarding delivery of the Units and, under the heading “Underwriting”, (ii) the sentences related to concessions and (iii) the paragraphs related to stabilization, covering transactions and short sales in any Preliminary Prospectus and the Prospectus constitute the only information furnished in writing by or on behalf of the Underwriter for inclusion in any Preliminary Prospectus, the Prospectus and any Issuer Free Writing Prospectus.

c) Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ one separate counsel (in addition to local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

d) In the event that the indemnity provided in paragraph (a), (b) or (c) of this Section 8 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Partnership Parties jointly and severally agree and the Underwriter agrees to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending same) (collectively “Losses”) to which the Partnership Parties and the Underwriter may be subject in such proportion as is appropriate to reflect the relative benefits received by the Partnership Parties on the one hand and by the Underwriter on the other from the offering of the Units; provided, however, that in no case shall the Underwriter be responsible for any amount in excess of the underwriting discount or commission applicable to the Units purchased by the Underwriter hereunder. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Partnership Parties, jointly and severally, and the Underwriter shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Partnership Parties on the one hand and of the Underwriter on the other in connection with the statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Partnership Parties shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by the Partnership, and benefits received by the Underwriter shall be deemed to be equal to the total underwriting discounts and commissions, in each case as set forth on the cover page of the Prospectus. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Partnership Parties on the one hand or the Underwriter on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Partnership Parties and the Underwriter agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation that does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, each person who controls the Underwriter within the meaning of either the Act or the Exchange Act and each director, officer, employee and agent of the Underwriter shall have the same rights to contribution as the Underwriter, and each person who controls the Partnership Parties within the meaning of either the Act or the Exchange Act, each officer of any of the Partnership Parties who shall have signed the Registration Statement and each director of the Partnership Parties shall have the same rights to contribution as the Partnership Parties, subject in each case to the applicable terms and conditions of this paragraph (d).

9. Termination. This Agreement shall be subject to termination in the absolute discretion of the Underwriter, by notice given to the Partnership prior to delivery of and payment for the Units, if at any time prior to such delivery and payment (i) trading in the Partnership’s Units shall have been suspended by the Commission or the New York Stock Exchange, (ii) trading in securities generally on the New York Stock Exchange or the NASDAQ National Market shall have been suspended or limited or minimum prices shall have been established on such exchange, (iii) a banking moratorium shall have been declared by either U.S. Federal or New York State authorities or (iv) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Underwriter, impractical or inadvisable to proceed with the offering or delivery of the Units as contemplated by the Preliminary Prospectus and the Prospectus (exclusive of any amendment or supplement thereto).

10. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Partnership Parties or their respective officers and of the Underwriter set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Underwriter or the Partnership Parties or any of the officers, directors, employees, agents or controlling persons referred to in Section 8 hereof, and will survive delivery of and payment for the Units. The provisions of Sections 7 and 8 hereof shall survive the termination or cancellation of this Agreement.

11. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Underwriter, will be mailed, delivered or telefaxed to: Barclays Capital Inc., 745 Seventh Avenue, New York, New York, 10019, Attention: Syndicate Registration, fax no. (646) 834-8133, with a copy, in the case of any notice pursuant to Section 8(c), to the Director of Litigation, Office of the General Counsel, Barclays Capital Inc., 745 Seventh Avenue, New York, New York 10019, Attention: General Counsel; or, if sent to the Partnership, will be mailed, delivered or telefaxed to KNOT Offshore Partners LP (fax no.: +44 (0) 1224 624891) and confirmed to the Chief Executive Officer and Chief Financial Officer at KNOT Offshore Partners LP, 2 Queen’s Cross, Aberdeen, Aberdeenshire AB15 4YB, United Kingdom, Attention: John Costain, with a copy to KNOT (fax no.: +47 52704040), Smedasundet 40, 5529 Haugesund, Norway, Attention: Trygve Seglem.

12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors, employees, agents and controlling persons referred to in Section 8 hereof, and no other person will have any right or obligation hereunder.

13. No Fiduciary Duty. Each of the Partnership Parties hereby acknowledges that (a) the purchase and sale of the Units pursuant to this Agreement is an arm’s-length commercial transaction between the Partnership, on the one hand, and the Underwriter and any affiliate through which it may be acting, on the other, (b) the Underwriter is acting as principal and not as an agent or fiduciary of the Partnership Parties and (c) the engagement of the Underwriter in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, each of the Partnership Parties agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether the Underwriter has advised or is currently advising the Partnership Parties on related or other matters). Each of the Partnership Parties agrees that it will not claim that the Underwriter has rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Partnership Parties, in connection with the transactions contemplated by this Agreement or the process leading thereto.

14. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Partnership Parties and the Underwriter with respect to the subject matter hereof.

15. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

16. Judicial Proceedings. (a) Each of the Partnership Parties and the Underwriter irrevocably agree that any legal suit, action or proceeding against the Partnership Parties arising out of or based upon this Agreement, the transactions contemplated hereby or alleged violations of the securities laws of the United States or any state in the United States will be instituted in any New York court. The Partnership Parties irrevocably (i) waive, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding in any New York court and (ii) submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Each of the Partnership Parties has appointed Watson Farley & Williams LLP, New York, New York, as its authorized agent (the “Authorized Agent”), upon whom process may be served in any such action arising out of or based on this Agreement, the transactions contemplated hereby or any alleged violation of the securities laws of the United States or any state in the United States which may be instituted in any New York court, expressly consent to the jurisdiction of any such court in respect of any such action, and waive any other requirements of or objections to personal jurisdiction with respect thereto. Such appointment shall be irrevocable. The Partnership Parties represent and warrant that the Authorized Agent has agreed to act as such agent for service of process and agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Partnership Parties shall be deemed, in every respect, effective service of process upon the Partnership Parties.

(b) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder into any currency other than United States dollars, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be the rate at which in accordance with normal banking procedures the Underwriter could purchase United States dollars with such other currency in the City of New York on the Business Day proceeding that on which final judgment is given. The obligations of the Partnership Parties in respect of any sum due from it to the Underwriter shall, notwithstanding any judgment in a currency other than United States dollars, not be discharged until the first Business Day, following receipt by the Underwriter of any sum adjudged to be so due in such other currency, on which (and only to the extent that) the Underwriter may in accordance with normal banking procedures purchase United States dollars with such other currency; if the United States dollars so purchased are less than the sum originally due to the Underwriter hereunder, the Partnership Parties agree, as a separate obligation and notwithstanding any such judgment, that the party responsible for such judgment shall indemnify the Underwriter against such loss. If the United States dollars so purchased are greater than the sum originally due to the Underwriter hereunder, the Underwriter agrees to pay to the Partnership Parties an amount equal to the excess of the dollars so purchased over the sum originally due to the Underwriter hereunder.

17. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

18. Headings. The section headings used in this Agreement are for convenience only and shall not affect the construction hereof.

19. Definitions. The terms that follow, when used in this Agreement, shall have the meanings indicated.

“Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Base Prospectus” shall mean the base prospectus referred to in Section 1(a) hereof contained in the Registration Statement at the Execution Time.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City.

“Commission” shall mean the Securities and Exchange Commission.

“Disclosure Package” shall mean (i) the Base Prospectus, (ii) Preliminary Prospectus, dated January 4, 2017, (iii) the Issuer Free Writing Prospectuses, if any, identified in Schedule I hereto and (iv) the information set forth on Schedule III.

“Effective Date” shall mean each date and time that the Registration Statement, any post-effective amendment or amendments thereto and any Rule 462(b) Registration Statement became or becomes effective.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Execution Time” means 5:45 pm (Eastern Time) on January 4, 2017.

“Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 405.

“Issuer Free Writing Prospectus” shall mean an issuer free writing prospectus, as defined in Rule 433.

“Preliminary Prospectus” shall mean any preliminary prospectus supplement to the Base Prospectus referred to in Section 1(a) hereof that is used prior to the filing of the Prospectus.

“Prospectus” shall mean the prospectus relating to the Units that is first filed pursuant to Rule 424(b) after the Execution Time, together with the Base Prospectus.

“Registration Statement” shall mean the registration statement referred to in Section 1(a) hereof, including exhibits and financial statements and any prospectus relating to the Units that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430B, as amended at the Execution Time and, in the event any post-effective amendment thereto or any Rule 462(b) Registration Statement becomes effective prior to the Closing Date, shall also mean such registration statement as so amended or such Rule 462(b) Registration Statement, as the case may be.

“Rule 158”, “Rule 172”, “Rule 175”, “Rule 405”, “Rule 424”, “Rule 430B”, “Rule 433”, and “Rule 462” refer to such rules under the Act.

“Rule 462(b) Registration Statement” shall mean a registration statement and any amendments thereto filed pursuant to Rule 462(b) relating to the offering covered by the registration statement referred to in Section 1(a) hereof.

“Testing-the-Waters Communication” shall mean any oral or written communication with potential investors undertaken in reliance on Section 5(d) of the Act.

“Written Testing-the-Waters Communication” shall mean any Testing-the-Waters Communication that is a written communication with the meaning of Rule 405 under the Act.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Partnership Parties and the Underwriter.

Very truly yours,

KNOT OFFSHORE PARTNERS LP

By:	/s/ John Costain
Name:	John Costain
Title:	Chief Executive Officer and Chief
Financial Officer

KNOT OFFSHORE PARTNERS GP LLC

By:	/s/ Øystein M. Kalleklev
Name:	Øystein M. Kalleklev
Title:	Chairman of the Board

KNOT OFFSHORE PARTNERS UK LLC

By:	/s/ John Costain
Name:	John Costain
Title:	Chief Executive Officer and Chief
Financial Officer

KNOT SHUTTLE TANKERS AS

By:	/s/ Øystein Emberland
Name:	Øystein Emberland
Title:	Attorney-in-Fact

Signature Page to Underwriting Agreement

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

BARCLAYS CAPITAL INC.

By:	/s/ Amit Chandra
Name:	Amit Chandra
Title:	Managing Director

Signature Page to Underwriting Agreement

SCHEDULE I

Schedule of Free Writing Prospectuses included in the Disclosure Package

None.

SCHEDULE II

Parties to Deliver Lock-Up Agreements

1.	Trygve Seglem
2.	John Costain
3.	Takuji Banno
4.	Hans Petter Aas
5.	Edward A. Waryas, Jr.
6.	Andrew Beveridge
7.	Hiroaki Nishiyama
8.	Simon Bird
9.	Knutsen NYK Offshore Tankers AS

SCHEDULE III

1.	Number of Firm Units: 2,500,000
2.	Number of Option Units: 375,000
3.	Public Offering Price: $22.45

EXHIBIT A

CHARTER AGREEMENTS

“Charter Agreements” include the following agreements:

a.	Fortaleza Knutsen Standard Bareboat Charter Party, dated November 14, 2007, between Knutsen Shuttle Tankers XII KS and Fronape International Company/Petrobras Transporte S.A.-Transpetro, novated by the Novation Agreement, dated June 27, 2012, between Knutsen Shuttle Tankers XII KS, Knutsen OAS Shipping AS, Fronape International Company, Petrobras Transporte S.A.-Transpetro and Fronape International Company B.V.;

b.	Recife Knutsen Standard Bareboat Charter Party, dated November 14, 2007, between Knutsen Shuttle Tankers XII KS and Fronape International Company/Petrobras Transporte S.A.-Transpetro, novated by the Novation Agreement, dated June 29, 2012, between Knutsen Shuttle Tankers XII KS, Knutsen OAS Shipping AS, Fronape International Company, Petrobras Transporte S.A.-Transpetro and Fronape International Company B.V.;

c.	Windsor Knutsen Time Charter Party, dated July 10, 2014, between KNOT Shuttle Tankers 18 AS and Brazil Shipping I Ltd., amended by Amendment No. 1, dated June 17, 2015, between KNOT Shuttle Tankers 18 AS and Brazil Shipping I Ltd.;

d.	Bodil Knutsen Time Charter Party, dated October 7, 2010, between Knutsen Bøyelaster VI KS and Statoil ASA, amended by Addendum No. 1, dated March 29, 2011, between Knutsen Bøyelaster VI KS and Statoil ASA, novated by the Novation Agreement, dated February 18, 2013, between Knutsen Bøyelaster VI KS, KNOT Shuttle Tankers 17 AS and Statoil ASA and amended by Addendum No. 2, dated September 13, 2016, between KNOT Shuttle Tankers 17 AS and Statoil ASA;

e.	Carmen Knutsen Time Charter Party, dated November 30, 2010, between Knutsen Shuttle Tankers 13 AS and Repsol YPF Trading y Transporte, S.A., as amended by Addendum No. 1, dated November May 11, 2012, between Knutsen Shuttle Tankers 13 AS and Repsol YPF Trading y Transporte, S.A., as assigned by Repsol YPF Trading y Transporte, S.A. to Repsol Sinopec Brasil, B.V. pursuant to the Letter of Assignment, dated August 29, 2012, and as further amended by Addendum No. 2, dated October 31, 2012, between Knutsen Shuttle Tankers 13 AS and Repsol Sinopec Brasil, B.V.;

f.	Hilda Knutsen Time Charter Party, dated April 26, 2011, between the Knutsen Shuttle Tankers 14 AS and Eni Trading and Shipping S.p.A., as amended by Addendum No. 1, dated November 17, 2011, and as further amended by Addendum No. 2, dated May 2, 2013;

g.	Torill Knutsen Time Charter Party, dated May 31, 2011, between Knutsen Shuttle Tankers 15 AS and Eni Trading and Shipping S.p.A., as amended by Addendum No. 1, dated November 17, 2011;

h.	Dan Cisne Bareboat Charter Party, dated March 6, 2008 entered into between Lauritzen Tankers A/S as owner and Fronape International Company (“FIC”) or Petrobras Transporte S.A.-Transpetro as charterers, as novated first from Lauritzen Tankers A/S to Lauritzen Shuttletankers Netherlands B.V. by way of a novation agreement dated September 5, 2011, then novated from FIC to Transpetro International B.V. by a novation agreement dated February 7, 2013, and as subsequently novated further from Lauritzen Shuttletankers Netherlands B.V. to KNOT Shuttle Tankers 20 AS pursuant to a novation agreement dated March 20, 2014;

i.	Dan Sabia Bareboat Charter Party, dated March 6, 2008, between Lauritzen Tankers A/S as owner and FIC or Petrobras Transporte S.A.-Transpetro as charterers, as novated first from Lauritzen Tankers A/S to Lauritzen Shuttletankers Netherlands B.V. by way of a novation agreement dated September 5, 2011, then novated from FIC to Transpetro International B.V. by a novation agreement dated February 7, 2013, and as subsequently novated further from Lauritzen Shuttletankers Netherlands B.V. to KNOT Shuttle Tankers 21 AS pursuant to a novation agreement dated March 20, 2014;

j.	Ingrid Knutsen Time Charter, dated December 6, 2011, between Knutsen NYK Shuttle Tankers 16 AS and Standard Marine Tønsberg AS (wholly owned by ExxonMobil Exploration and Production Norway AS), as amended by Addendum No. 1, dated August 12, 2014, and Addendum No. 2, dated December 10, 2014; and

k.	Time Charter Party, dated January 9, 2013, between Knutsen Shuttle Tankers 19 AS and Repsol Sinopec Brasil BV, as amended by Addendum No. 1, dated December 27, 2013, Addendum No. 2, dated December 1, 2014, and Addendum No. 3, dated April 24, 2015.

EXHIBIT B

VESSELS

Vessel	Ownership	Flag Jurisdiction

Fortaleza Knutsen	Knutsen Shuttle Tankers XII KS	The Bahamas

Recife Knutsen	Knutsen Shuttle Tankers XII KS	The Bahamas

Bodil Knutsen	KNOT Shuttle Tankers 17 AS	Isle of Man

Windsor Knutsen	KNOT Shuttle Tankers 18 AS	Norway

Carmen Knutsen	Knutsen Shuttle Tankers 13 AS	Malta

Hilda Knutsen	Knutsen Shuttle Tankers 14 AS	United Kingdom

Torill Knutsen	Knutsen Shuttle Tankers 15 AS	United Kingdom

Dan Cisne	KNOT Shuttle Tankers 20 AS	Denmark

Dan Sabia	KNOT Shuttle Tankers 21 AS	Denmark

Ingrid Knutsen	Knutsen NYK Shuttle Tankers 16 AS	United Kingdom

Raquel Knutsen	Knutsen Shuttle Tankers 19 AS	Malta

EXHIBIT C

[Form of Lock-Up Agreement]

January       , 2017

Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

Ladies and Gentlemen:

This letter is being delivered to you in connection with the proposed Underwriting Agreement (the “Underwriting Agreement”), between you and KNOT Offshore Partners GP LLC, KNOT Offshore Partners LP (the “Partnership”), KNOT Offshore Partners UK LLC and KNOT Shuttle Tankers AS, relating to an underwritten public offering of common units representing limited partner interests in the Partnership (the “Common Units”).

In order to induce you to enter into the Underwriting Agreement, the undersigned will not, without the prior written consent of Barclays Capital Inc., offer, sell, contract to sell, pledge or otherwise dispose of, (or enter into any transaction that is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any Common Units or any securities convertible into, or exercisable or exchangeable for Common Units, or publicly announce an intention to effect any such transaction, for a period of 60 days after the date of the Underwriting Agreement, other than shares of Common Units disposed of as bona fide gifts approved by Barclays Capital Inc. where each recipient of a gift of shares of Common Units agrees in writing to be bound by the same restrictions in place for the undersigned pursuant to this letter for the duration that such restrictions remain in effect at the time of transfer.

Notwithstanding the foregoing, the restrictions herein shall not apply to transactions relating to the Common Units acquired in open market transactions after completion of the public offering, provided that with respect to any proposed subsequent sales of Common Units acquired in such open market transactions, it shall be a condition to such proposed subsequent sales that no filing by any party or its affiliates under the Exchange Act shall be required or shall be voluntarily made in connection with such sales.

If for any reason the Underwriting Agreement shall be terminated prior to the Closing Date (as defined in the Underwriting Agreement), the agreement set forth above shall likewise be terminated.

Yours very truly,

[Signature of officer, director or major unitholder]

[Name and address of officer, director or major unitholder]